Exhibit 99.1

RAI ACQUISITION CORP.

AUDIT COMMITTEE CHARTER

As of March     , 2008

Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) of RAI Acquisition Corp. (“RAI Acquisition”) to assist Board oversight of (i) the integrity of the financial statements of RAI Acquisition, (ii) the compliance by RAI Acquisition with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of RAI Acquisition’s internal audit function and independent auditors.

The Audit Committee shall prepare the audit committee report required by the rules of the Securities and Exchange Commission to be included in RAI Acquisition’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the American Stock Exchange or any other securities exchange or interdealer automated quotation system on which RAI Acquisition’s securities are traded (the “Relevant Trading Market”) applicable to a member of the Audit Committee and Rule 10A-3 under the Securities Exchange act of 1934, as amended. Each member of the Audit Committee shall be able to read and understand financial statements at the time of his or her appointment. At least one member of the Audit Committee must be financially sophisticated, as determined by the Board under the Relevant Trading Market standards and the Audit Committee must include at least one member who qualifies as an “audit committee financial expert” as defined by applicable rules and regulations of the Securities and Exchange Commission. No member of the Audit Committee may simultaneously serve on the audit committee of more than three public companies (including RAI Acquisition’s Audit Committee). The term “public company” shall mean an “issuer” as that term is defined in the Sarbanes-Oxley Act of 2002, and any issuer similarly regulated under the securities laws of any foreign jurisdiction.

Committee Duties and Responsibilities

The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by RAI Acquisition (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for RAI Acquisition, and each such registered public accounting firm shall report directly to the Audit Committee. The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and all significant non-audit engagements with the independent auditors. The Audit Committee shall have the sole authority to preapprove any auditing service or non-audit service (as defined in the Rule 2-01(c)(4) of Regulation S-X) performed by the independent auditor as required by Rule 2-01(c)(7) of Regulation S-X. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant preapprovals required under such Section. Each decision of any member to whom authority is so delegated to preapprove an activity under such Section shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may form and delegate authority to subcommittees when appropriate. The Audit Committee shall consult with management but shall not delegate these responsibilities to management.

The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by RAI Acquisition regarding accounting, internal accounting controls, or auditing matters, (ii) the confidential, anonymous submission by employees of RAI Acquisition of concerns regarding questionable accounting or auditing matters and (iii) interested parties to communicate directly with the presiding director of meetings of the non-management directors or with the non-management directors as a group.

The Audit Committee shall review and approve all payments made to RAI Acquisition’s existing holders, officers and directors and their respective affiliates, other than a payment of an aggregate amount of $7,500 per month to Resource America, Inc. for office space and administrative services. All payments made to members of the Audit Committee shall be reviewed by the Board, with the interested director or directors abstaining from such review and approval.

The Audit Committee shall have the authority to retain independent counsel and other advisors, as it determines necessary to carry out its duties. RAI Acquisition shall provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to any public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for RAI Acquisition, (ii) compensation to any advisors employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee may request any officer or employee of RAI Acquisition or RAI Acquisition’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Audit Committee shall meet with management, the persons performing the internal audit function and the independent auditor in separate executive sessions periodically. The Audit Committee may also, to the extent it deems necessary or appropriate, meet with RAI Acquisition’s investment bankers or financial analysts who follow RAI Acquisition.

The Audit Committee shall also meet with management, any internal auditor and RAI Acquisition’s independent registered public accounting firm in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. Such meetings shall be held at such times as the Audit Committee deems necessary to fulfill its responsibilities or as circumstances require.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee may designate one or more subcommittees, each subcommittee to consist of one or more of the members of the Audit Committee. Unless the Audit Committee provides otherwise, each subcommittee designated by the Audit Committee may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each subcommittee shall conduct its business in the same manner as the Audit Committee conducts its business pursuant to this Charter.

In fulfilling its duties and responsibilities hereunder, the Audit Committee will be entitled to reasonably rely on (a) the integrity of those persons within RAI Acquisition and of the professionals and experts (such as RAI Acquisition’s independent registered public accounting firm) from which it receives information, (b) the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts and (c) representations made by RAI Acquisition’s independent registered public accounting firm as to any services provided by such firm to RAI Acquisition.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in RAI Acquisition’s Form 10-K.

2.	Review and discuss with management and the independent auditor RAI Acquisition’s quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management’s discussion and analysis and including the results of the independent auditors’ reviews of the quarterly financial statements.

3.	Review and discuss with management and/or the independent auditor (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in RAI Acquisition’s selection or application of accounting principles, and major issues as to the adequacy of RAI Acquisition’s internal controls and any special audit steps adopted in light of material control deficiencies, and (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on RAI Acquisition’s financial statements.

4.	Discuss with management RAI Acquisition’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Audit Committee need not discuss in advance each earnings release or each instance in which RAI Acquisition may provide earnings guidance.

5.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on RAI Acquisition’s financial statements.

6.	Discuss with management RAI Acquisition’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including RAI Acquisition’s risk assessment and risk management policies. The Audit Committee must discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.

7.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. Review with the independent auditor any audit problems or difficulties and management’s response. In particular, discuss:

(a)	The adoption of, or changes to, RAI Acquisition’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

(b)	The management letter provided by the independent auditor and RAI Acquisition’s response to that letter.

(c)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.	Ensure that RAI Acquisition’s independent registered public accounting firm submit to the Audit Committee on an annual basis a written statement consistent with Independent Standards Board Standard No. 1 and any similar requirements as to independence under any other applicable laws, rules and regulations as well as any applicable standards of the Relevant Trading Market (the “Applicable Requirements”). Discuss with such firm any disclosed relationships or services that may impact its objectivity and independence and satisfy itself as to RAI Acquisition’s independent registered public accounting firm’s independence. Take or recommend that the full Board take appropriate action to oversee independence of RAI Acquisition’s independent registered public accounting firm.

9.	Review the experience and qualifications of the senior members of the independent auditor team.

10.	Obtain and review a report from the independent auditor at least annually regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and RAI Acquisition (to assess the auditor’s independence). Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. This evaluation should include the review and evaluation of the lead partner of the independent auditor. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

11.	Prepare the report required by the Securities and Exchange Commission to be included in RAI Acquisition’s periodic reports and annual proxy statement and any other reports of the Audit Committee required by applicable securities laws or other Applicable Requirements.

12.	In addition to assuring the regular rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by Rule 2-01(c)(6) of Regulation S-X, consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm itself on a regular basis.

13.	Set clear hiring policies for RAI Acquisition’s hiring of employees or former employees of RAI Acquisition’s independent auditor.

14.	Discuss with the national office of the independent auditor issues on which they were consulted by RAI Acquisition’s audit team and matters of audit quality and consistency.

15.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

16.	Perform any other activities consistent with this Charter, RAI Acquisition’s bylaws and governing law, as required under applicable laws, rules and regulations as well as applicable listing standards or as the Audit Committee or the Board otherwise deems necessary or appropriate.

Oversight of RAI Acquisition’s Internal Audit Function

18.	Review RAI Acquisition’s internal audit function to insure it is an appropriate control process for reviewing and approving RAI Acquisition’s internal transactions and accounting, including any outsourcing of some or all of this function.

19.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

20.	Discuss with the independent auditor the internal audit function, budget and staffing and any recommended changes in the planned scope of the internal audit.

21.	Periodically discuss with RAI Acquisition’s independent registered public accounting firm, without management being present, (a) their judgment about the quality, integrity and appropriateness of RAI Acquisition’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of RAI Acquisition’s financial statements.

Compliance Oversight Responsibilities

22.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

23.	Obtain reports from management, RAI Acquisition’s senior internal auditing executive, the independent auditor and legal advisors that RAI Acquisition and its subsidiary entities are in conformity with applicable legal requirements and RAI Acquisition’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to RAI Acquisition’s policies and procedures regarding compliance with applicable laws and regulations and with RAI Acquisition’s Code of Business Conduct and Ethics.

24.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding RAI Acquisition’s financial statements or accounting policies.

25.	Discuss with management and RAI Acquisition’s independent registered public accounting firm any reports or disclosure submitted by management to the Audit Committee as contemplated by the certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

26.	Discuss with RAI Acquisition’s counsel legal matters that may have a material impact on the financial statements or RAI Acquisition’s compliance policies.

27.	Upon consummation of the initial public offering of RAI Acquisition’s securities (the “IPO”), monitor compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of the IPO.

The foregoing responsibilities and duties set forth in this Charter should serve as a guide only, with the express understanding that the Audit Committee may carry out additional responsibilities and duties and adopt additional policies and procedures as may be necessary in light of any changing business, legislative, regulatory, legal or other conditions.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that RAI Acquisition’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.